UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                         WORLDTALK COMMUNICATIONS CORP.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    98155G101
-------------------------------------------------------------------------------
                                 (CUSIP Number)



                                December 31, 1998
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [ ]      Rule 13d-1(b)
       [ ]      Rule 13d-1(c)
       [X]      Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------                                         ------------------
CUSIP No.  98155G101                  13G                    Page 2 of 12 Pages
--------------------                                         ------------------
------------ ------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             BESSEMER VENTURE PARTNERS III L.P. ("Bessemer")
             11-3197697
------------ ------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)  [X]
                                                                     (b)  |_|

------------ ------------------------------------------------------------------
     3       SEC USE ONLY


------------ ------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------- ---------- ----------------------------------
                                      5      SOLE VOTING POWER

                                             1,528,929 shs.
           NUMBER OF
                                  ---------- ----------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         3,375 shs.*
                                  ---------- ----------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          1,528,929 shs.
                                  ---------- ----------------------------------
              WITH                    8      SHARED DISPOSITIVE POWER

                                             3,375 shs.*
--------------------------------- ---------- ----------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,532,304 shs.
------------ ------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*
                                                                           |_|

------------ ------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             14.5%
------------ ------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             PN
------------ ------------------------------------------------------------------
*See answer to Item 4.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                               Page 2 of 12 pages

--------------------                                         ------------------
CUSIP No.  98155G101                  13G                    Page 3 of 12 Pages
--------------------                                         ------------------


------------ ------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             DEER III & CO. LLC ("Deer")*
             11-3197696
------------ ------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)[X]
                                                                   (b)|_|

------------ ------------------------------------------------------------------
     3       SEC USE ONLY


------------ ------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------- ---------- ----------------------------------
                                      5      SOLE VOTING POWER

                                             1,528,929 shs.
           NUMBER OF
                                  ---------- ----------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         3,375 shs.**
                                  ---------- ----------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          1,528,929 shs.
                                  ---------- ----------------------------------
              WITH                    8      SHARED DISPOSITIVE POWER

                                             3,375 shs**
--------------------------------- ---------- ----------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,532,304 shs.
------------ ------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*
                                                                           |_|

------------ ------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             14.5%
------------ ------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             PN
------------ ------------------------------------------------------------------
*The shares reported on this page are the same as those reported on page 2, as Deer is the General Partner of Bessemer.

**See answer to Item 4.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                               Page 3 of 12 pages

--------------------                                         ------------------
CUSIP No.  98155G101                  13G                    Page 4 of 12 Pages
--------------------                                         ------------------

------------ ------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             ROBERT H. BUESCHER
             ###-##-####
------------ ------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) |_|
                                                                 (b) [X]

------------ ------------------------------------------------------------------
     3       SEC USE ONLY


------------ ------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.
--------------------------------- ---------- ----------------------------------
                                      5      SOLE VOTING POWER

                                             4,355 shs.
           NUMBER OF
                                  ---------- ----------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         -0-
                                  ---------- ----------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          4,355 shs.
                                  ---------- ----------------------------------
              WITH                    8      SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------- ---------- ----------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             4,355 shs.
------------ ------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*
                                                                      |_|

------------ ------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.04%
------------ ------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN
------------ ------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                               Page 4 of 12 pages

--------------------                                         ------------------
CUSIP No.  98155G101                  13G                    Page 5 of 12 Pages
--------------------                                         ------------------


------------ ------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             G. FELDA HARDYMON
             ###-##-####
------------ ------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) |_|
                                                                 (b) [X]

------------ ------------------------------------------------------------------
     3       SEC USE ONLY


------------ ------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.
--------------------------------- ---------- ----------------------------------
                                      5      SOLE VOTING POWER

                                             12,768 shs.
           NUMBER OF
                                  ---------- ----------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         -0-
                                  ---------- ----------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          12,768 shs.
                                  ---------- ----------------------------------
              WITH                    8      SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------- ---------- ----------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             12,768 shs.
------------ ------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*
                                                                      |_|

------------ ------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.12%
------------ ------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN
------------ ------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                               Page 5 of 12 pages

--------------------                                         ------------------
CUSIP No.  98155G101                  13G                    Page 6 of 12 Pages
--------------------                                         ------------------


------------ ------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             CHRISTOPHER F. O. GABRIELI
             ###-##-####
------------ ------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) |_|
                                                                   (b) [X]

------------ ------------------------------------------------------------------
     3       SEC USE ONLY


------------ ------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.
--------------------------------- ---------- ----------------------------------
                                      5      SOLE VOTING POWER

                                             5,745 shs.
           NUMBER OF
                                  ---------- ----------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         -0-
                                  ---------- ----------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          5,745 shs.
                                  ---------- ----------------------------------
              WITH                    8      SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------- ---------- ----------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             5,745 shs.
------------ ------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*
                                                                           |_|

------------ ------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.05%
------------ ------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN
------------ ------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                               Page 6 of 12 pages

--------------------                                         ------------------
CUSIP No.  98155G101                  13G                    Page 7 of 12 Pages
--------------------                                         ------------------

------------ ------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             MICHAEL I. BARACH
             ###-##-####
------------ ------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) |_|
                                                                   (b) [X]

------------ ------------------------------------------------------------------
     3       SEC USE ONLY


------------ ------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.
--------------------------------- ---------- ----------------------------------
                                      5      SOLE VOTING POWER

                                             956 shs.
           NUMBER OF
                                  ---------- ----------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         -0-
                                  ---------- ----------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          956 shs.
                                  ---------- ----------------------------------
              WITH                    8      SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------- ---------- ----------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             956 shs.
------------ ------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*
                                                                           |_|

------------ ------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.01%
------------ ------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN
------------ ------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                               Page 7 of 12 pages

--------------------                                         ------------------
CUSIP No.  98155G101                  13G                    Page 8 of 12 Pages
--------------------                                         ------------------


------------ ------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             DAVID J. COWAN
             ###-##-####
------------ ------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) |_|
                                                                  (b) [X]

------------ ------------------------------------------------------------------
     3       SEC USE ONLY


------------ ------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.
--------------------------------- ---------- ----------------------------------
                                      5      SOLE VOTING POWER

                                             1,305 shs.
           NUMBER OF
                                  ---------- ----------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         -0-
                                  ---------- ----------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          1,305 shs.
                                  ---------- ----------------------------------
              WITH                    8      SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------- ---------- ----------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,305 shs.
------------ ------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*
                                                                           |_|

------------ ------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.01%
------------ ------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN
------------ ------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                               Page 8 of 12 pages

Item 1.

(a)   Name of Issuer:

                    Worldtalk Communications Corp.

(b)   Address of Issuer's Principal Executive Offices:

                    5155 Old Ironsides Drive
                    Santa Clara, California  95054



Item 2.

         (a), (b) and (c) Name of Persons Filing, Address of Principal Business
                          -----------------------------------------------------
          Office and Citizenship:
          ----------------------

         This statement is filed by Bessemer Venture Partners III L.P. ("Bessemer"), a Delaware limited partnership having its principal office at 1400 Old Country Road, Suite 407, Westbury, New York, 11590. Bessemer's principal business is making venture capital investments for its own account and is carried on at its principal office.

         This statement is also filed by Deer III & Co. LLC, a Delaware limited liability company whose members are Neill H. Brownstein*, Robert H. Buescher, William T. Burgin, G. Felda Hardymon, Christopher Gabrieli, Michael I. Barach** and David J. Cowan, who are all United States citizens, and by Messrs. Buescher, Hardymon, Gabrieli, Barach and Cowan. Deer III & Co. LLC is the General Partner of Bessemer and has its principal office at the same address as Bessemer. Deer III & Co. LLC's principal business is making venture capital investments for the account of Bessemer and is carried on at its principal office, at 535 Middlefield Road, Suite 245, Menlo Park, Calfornia 94025 and at 83 Walnut Street, Wellesley Hills, Massachusetts 02181-2101. Mr. Cowan's principal business address is the Menlo Park address. Mr. Buescher's principal business address is the Westbury address. The other members' principal business address is the Wellesley Hills address.

*As of January 1, 1995 Mr. Brownstein became a special member of Deer III & Co. LLC with no power to participate in the management of its affairs.

**As of August 1, 1996, Mr. Barach became a special member of Deer III & co. LLC with no power to participate in the management of its affairs.

 (d)   Title of Class of Securities:

                      Common Stock

(e)   CUSIP Number:

                      98155G 10 1



Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or 2(c), check whether the person filing is a:

                  Not applicable.



                               Page 9 of 12 pages

Item 4.  Ownership

                  Items 5 through 9 of Pages 2 through 6 of this Statement are incorporated herein by reference.

         The shares beneficially held by Bessemer include holdings of the Issuer's common stock of certain consultants, directors and employees of Bessemer Securities Corporation, 630 Fifth Avenue, New York, New York 10111, who hold a total of 3,375 shares of the Issuer's common stock under the special situations investment plan of Bessemer Securities Corporation ("BSC"), which provides that Bessemer has the right to direct such persons as to how to vote such shares, give consents and the like and also grants a right of first refusal to BSC with respect to sales of such shares, which right may be assigned to Bessemer.

Item 5.  Ownership of Five Percent or Less of a Class

                  Not applicable.



Item 6.  Ownership of More than Five Percent on Behalf of Another Person

                  Not applicable.



Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                  Not applicable.



Item 8.  Identification and Classification of Members of the Group

                  See answer to Item 2(a), (b) and (c).



Item 9.  Notice of Dissolution of Group

                  Not applicable.




                              Page 10 of 12 pages

Item 10.  Certification

                  Not applicable.



                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 1999

                                   BESSEMER VENTURE PARTNERS III L.P.

                                   By: Deer III & Co. LLC, General Partner


                                   By:    /s/ Robert H. Buescher
                                      ------------------------------------
                                      Robert H. Buescher, Manager


                                   DEER III & Co. LLC

                                   By:    /s/ Robert H. Buescher
                                      ------------------------------------
                                      Robert H. Buescher, Manager


                                   NEILL H. BROWNSTEIN

                                   By:                *
                                      ------------------------------------
                                      Robert H. Buescher, Attorney-in-Fact


                                   G. FELDA HARDYMON

                                   By:                *
                                      ------------------------------------
                                      Robert H. Buescher, Attorney-in-Fact


                                   CHRISTOPHER F. O. GABRIELI

                                   By:                *
                                      ------------------------------------
                                      Robert H. Buescher, Attorney-in-Fact




                              Page 11 of 12 pages

                                   DAVID J. COWAN

                                   By:                *
                                      ------------------------------------
                                      Robert H. Buescher, Attorney-in-Fact

                                          /s/ Robert H. Buescher
                                      ------------------------------------
                                      Robert H. Buescher for himself and as
                                      Attorney-in-Fact for the above parties
                                      having an asterisk (*) above their
                                      signature line




                              Page 12 of 12 pages